EXHIBIT

                       (99) PRESS RELEASE

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                 HARLEYSVILLE NATIONAL CORPORATION



FOR IMMEDIATE RELEASE


CONTACT:  Walter E. Daller, President & CEO
           Harleysville National Corporation (215) 256-8851
          Richard K. Arnold, Executive Vice President & CEO
           Farmers & Merchants Bank (Honesdale, PA) (717) 253-1096 Thomas D. Oleksa, President & CEO
           The Citizens National Bank of Lansford (717) 645-3158


            Harleysville National Corporation Consummates
               Acquisition of Farmers & Merchants Bank


     HARLEYSVILLE, PA (March 1, 1996) -- Harleysville National Corporation ("HNC") (NASDAQ:HNBC) is pleased to announce that effective today it has consummated the acquisition of Farmers & Merchants Bank, Honesdale, PA. As of March 1, 1996, Farmers & Merchants Bank (F&M) was merged with and into Citizens National Bank of Lansford ("Citizens"), a wholly-owned subsidiary of Harleysville National Corporation. At that time, each shareholder of Farmers & Merchants received 0.6190 shares of common stock of Hareleysville National Corporation in exchange for each share of common stock owned of Farmers & Merchants Bank. A total of approximately 438,262 shares of common stock were issued by HNC in connection with this transaction.

     The acquisition was completed pursuant to an Agreement and Plan of Reorganization and Agreement of Merger dated September 7,
1995.  The merger was overwhelmingly approved during a Special
Meeting of the Shareholders of F&M held January 31, 1996.

     Walter E. Daller, President and CEO, Harleysville National Corporation, said, "We are delighted to have Farmers & Merchants Bank join our banking family. We are confident that their affiliation with Citizens National Bank of Lansford, one of our most profitable and progressive subsidiaries, will serve the consumers and business of the greater Honesdale area well."


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HARLEYSVILLE NATIONAL CORPORATION
FOR IMMEDIATE RELEASE


     "We are looking forward to our new relationship with Harleysville National Corporation and the opportunity to emerge as a leading financial institution in our area. With F&M's knowledge of the Honesdale area and Citizens' diverse product line, we are excited about expanding our services to the community," Richard K. Arnold, executive vice president and CEO, Farmers & Merchants Bank, said.

     Thomas D. Oleksa, President & CEO, Citizens, stated, "We are excited about our expansion into Honesdale, the county seat of Wayne county. Honesdale is our kind of community, representing plenty of opportunity for growth. Together we will be able to make far larger loans and provide services for seniors, kids, students and small businesses."

     On the Effective Date, F&M's banking operations were merged into those of Citizens National Bank. In keeping with HNC's and Citizens' philosophy of operations, F&M will retain its name. A regional board, composed of F&M's directors, will remain in place so that a local touch is maintained.

     HNC is a multi-bank holding company with total assets in excess of $935 million. HNC's wholly-owned subsidiaries are Harleysville National Bank and Trust Company, Montgomery County, PA, which operates 16 branch offices in Montgomery and Bucks counties; The Citizens National Bank of Lansford, Carbon County, PA, which operates three offices in Carbon County and one in Wayne County; and Security National Bank of Pottstown, which operates four offices in Pottstown, Montgomery County. HNC's common stock is traded in the over-the-counter market (NASDAQ National Market Issues) under the ticker symbol HNBC.